Exhibit 10.17

COVENANT NOT TO COMPETE

PARTIES;

Andrew Campion ("EMPLOYEE")

and

NIKE, Inc. and its parent, divisions, subsidiaries, affiliates, successors and assigns. ("NIKE")

RECITALS:

A.
This Covenant Not to Compete ("Agreement") is executed upon initial employment with NIKE and is a condition of such employment or is executed upon the EMPLOYEE's bona fide advancement with NIKE and is a condition of such advancement and continued employment. Employee acknowledges that he/she was informed in a written job offer at least two weeks before starting work in his/her new position that he/she must enter into this Agreement as a condition of employment.

B.
Over the course of EMPLOYEE's employment with NIKE, EMPLOYEE will be or has been exposed to and/or is in a position to develop "Confidential Information" (as that term is defined in Nike's standard "Employee Invention and Secrecy Agreement") peculiar to NIKE's business and not generally known to the public. EMPLOYEE and NIKE further agree and anticipate that EMPLOYEE will continue to be exposed to Protected Information of greater sensitivity as EMPLOYEE's responsibilities change over time, including changes to EMPLOYEE's job, transfers into other jobs that require exposure to Protected Information, or advancement in the company. This Agreement and its enforceability shall continue to apply notwithstanding any changes in EMPLOYEE'S duties, responsibilities, position or title at NIKE, and may only be superseded by a new written agreement executed by the parties.

C.
The nature of NIKE's business is both global and highly competitive, and disclosure or unauthorized use of any Confidential Information would result in severe damage to NIKE that would be difficult to measure. Accordingly, EMPLOYEE has executed, or will execute together with this Covenant Not to Compete, a copy of the Employee Invention and Secrecy Agreement, which sets forth EMPLOYEE's obligations to protect such Confidential Information, as well as other terms relating to protection of Nike's inventions.

AGREEMENT:
In consideration of the foregoing, and the terms and conditions set forth below, the parties agree as follows:

1.	Covenant Not to Compete.

(a)
Competition Restriction. During EMPLOYEE's employment by NIKE, under the terms of any employment contract or otherwise, and for one (1) year thereafter (the "Restriction Period"), EMPLOYEE will not directly or indirectly own, manage, control or participate in the ownership, management or control of, or be employed by, consult for or be connected in any manner with, any business engaged anywhere in the world in the athletic footwear, athletic apparel or sports equipment, sports electronics/technology and sports accessories business or any other business that directly competes with the then-current existing or reasonably anticipated business of NIKE or any of its parent, subsidiaries or affiliated corporations (a "Competitor"). This provision is subject to NIKE's option to waive all or any portion of the Restriction Period as more specifically provided below.

(b)
Extension of Time. In the event EMPLOYEE breaches this covenant not to compete, the Restriction Period shall automatically toll from the date of the first breach, and all subsequent breaches, until the resolution of the breach through private settlement, judicial or other action, including all appeals. The Restriction Period shall continue upon the effective date of any such settlement, judicial or other resolution. NIKE shall not be obligated to pay EMPLOYEE the additional compensation described in paragraph 1 (d) below during any period of time in which this Agreement is tolled due to EMPLOYEE's breach. In the event EMPLOYEE receives such additional compensation after any such breach, EMPLOYEE must immediately reimburse NIKE in the amount of all such compensation upon the receipt of a written request by NIKE.

(c)
Waiver of Non-Compete. NIKE has the option, in its sole discretion, to elect to waive all or a portion of the Restriction Period or to limit the definition of Competitor, by giving EMPLOYEE seven (7) days' prior notice of such election. In the event all or a portion of the Restriction Period is waived or the definition of Competitor is limited, NIKE shall not be obligated to pay EMPLOYEE for any period of time as to which the covenant not to compete has been waived.    ·

(d)
Additional Consideration. As additional consideration for the covenant not to compete described above, should NIKE terminate EMPLOYEE's employment without cause (as defined below) and elect to enforce the non-competition agreement, while the Restriction Period is in effect NIKE shall pay EMPLOYEE a monthly payment equal to one hundred percent (100%) of EMPLOYEE's last monthly base salary, less applicable tax withholdings. Except where prohibited by law, if NIKE terminates EMPLOYEE for cause, no additional consideration will be owed to EMPLOYEE under this Agreement, and the covenant not to compete will remain enforceable. For purposes of this Agreement only, "cause" shall mean (i) insubordination; (ii) acts of dishonesty; (iii) involvement in illegal activities where such involvement in illegal activities violates NIKE policies, places NIKE at risk or has or could damage NIKE's reputation in the community or any of its related or subsidiary companies; (iv) violation of NIKE's anti-harassment or anti-discrimination policy; or (v) gross neglect of EMPLOYEE's duties or willful misconduct that, in either case, results in economic harm to NIKE or harm to NIKE's reputation. Nothing in this paragraph or Agreement alters the employment-at-will relationship between NIKE and EMPLOYEE.

If EMPLOYEE voluntarily terminates employment and NIKE elects to enforce the non-competition agreement, while the Restriction Period is in effect NIKE shall pay EMPLOYEE a monthly payment equal to the greater of fifty percent (50%) of EMPLOYEE's last monthly base salary or the equivalent of one-twelfth (1/12) of fifty percent of the median family income for a four-person family in the state where EMPLOYEE resides, as determined by the United States Census Bureau for the most recent year available at the time of EMPLOYEE's termination, less applicable tax withholdings. The first payment to EMPLOYEE of additional consideration shall follow on the last business day of the month after NIKE's election to enforce the non-

competition agreement. Subsequent payments during the Restriction Period shall be payable monthly on the last business day of the month in accordance with NIKE's payroll practices.

(e)
Withholding and Offset. NIKE reserves the right to withhold from Additional Consideration payable to EMPLOYEE all federal, state and local taxes as shall be required, as well as any other amounts authorized or required by NIKE policy. NIKE reserves the right, exercisable in its sole discretion, to reduce the amount of Additional Consideration by amounts that EMPLOYEE owes NIKE, including but not limited to any payments due to NIKE in accordance with the NIKE Tax Equalization Policy if EMPLOYEE is employed as a transferee during his or her employment with NIKE, and EMPLOYEE hereby authorizes such a reduction. EMPLOYEE agrees that notwithstanding the amount of any withholding and/or offset, even in an amount that reduces payments of Additional Consideration to zero dollars ($0.00), the covenant not to compete will remain enforceable. To the extent withholding or offset does not extinguish amounts that EMPLOYEE owes to NIKE, Employee remains obligated for the balance of the amounts owed.

2.
Subsequent Employer. EMPLOYEE agrees to notify NIKE at the time of separation of employment of the name of EMPLOYEE's new employer, if known. EMPLOYEE further agrees to disclose to NIKE the name of any subsequent employer during the Restriction Period, wherever located and regardless of whether such employer is a Competitor.

3.
Accounting of Profits. EMPLOYEE agrees that, if EMPLOYEE should violate any term of this Agreement, NIKE shall be entitled to an accounting and repayment of all profits, compensation, commissions, remuneration or benefits that EMPLOYEE directly or indirectly has realized and/or may realize as a result of or in connection with any such violation (including the return of any additional consideration paid by NIKE pursuant to paragraph l (d) above). Such remedy shall be in addition to and not in limitation of any injunctive relief or other rights or remedies to which NIKE may be entitled at law or in equity.

4.	General Provisions.

(a)	Survival. This Agreement shall continue in effect after the termination of EMPLOYEE's employment, regardless of the reason for termination.

(b)
Waiver. No waiver, amendment, modification or cancellation of any term or condition of this Agreement will be effective unless executed in writing by both parties. No written waiver will excuse the performance of any act other than the act or acts specifically referred to therein.

(c)
Severability. Each provision herein will be treated as a separate and independent clause, and unenforceability of any one clause will in no way impact the enforceability of any other clause. Should any of the provisions in this Agreement be found to be unreasonable or invalid by a court of competent jurisdiction, such provision will be enforceable to the maximum extent enforceable by the law of that jurisdiction.

(d)
Applicable Law/Jurisdiction. This Agreement, and EMPLOYEE's employment hereunder, shall be construed according to the laws of the state of Oregon. EMPLOYEE further hereby submits to the jurisdiction of, and agrees that exclusive jurisdiction over and venue for any action or proceeding arising out of or relating to this Agreement shall lie in the state and federal courts located in Oregon.

/s/ Andrew Campion	/s/ David Ayre

Andrew Campion	David Ayre
Name	Name

7/17/2015	EVP, Global Human Resources
Date	Title

7/20/2015
Date